Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill Associates, Inc.
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS 19% SEQUENTIAL INCREASE
IN REVENUES AND $0.07 EARNINGS PER SHARE IN FOURTH QUARTER 2009
Sequential Growth across most Markets, Applications and Products
Generated $17 Million in Cash from Operations
OXFORD, Mass. — February 23, 2010 — IPG Photonics Corporation (Nasdaq: IPGP) today reported financial results for the fourth quarter and year ended December 31, 2009.

	Three Months Ended			Year Ended
	December 31,			December 31,
(In millions, except per share data)	2009	2008	% Change	2009	2008	% Change
Revenue	$54.3	$58.2	-7%	$185.9	$229.1	-19%
Gross margin	36.7%	45.6%		34.6%	46.8%
Operating income	$4.7	$14.8	-68%	$9.1	$57.2	-84%
Operating margin	8.6%	25.4%		4.9%	25.0%
Net income attributable to IPG Photonics Corporation	$3.1	$9.1	-66%	$5.4	$36.7	-85%
Earnings per diluted share	$0.07	$0.20	-65%	$0.12	$0.79	-85%
Comments on the Fourth Quarter
“We are encouraged by the improving demand environment, which contributed to a 19% increase in revenues on a sequential basis as we exceeded our top-line guidance for the fourth quarter of 2009,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “Order bookings continued to improve in the quarter and we saw sequential growth across most of our markets, applications and products as a result. While we experienced a 7% and 19% decline in revenues from the fourth quarter and full year of 2008, respectively, there was a substantial improvement from prior quarters in 2009.”
“As we met greater-than-expected demand in the fourth quarter, a significant amount of product was sold out of our inventory,” said Gapontsev. “This had the effect of lowering our overhead absorption, which affected gross profit, our bottom line and, combined with the impact of the lower average selling prices and revenue for the quarter and year, reduced earnings per share by 65% and 85% for the fourth quarter and full year 2009, respectively. Nonetheless, we are pleased to have further reduced the quantity of inventory on hand during the fourth quarter, which benefited cash flow from operations.”
“Demand for high-power welding and cutting applications and a rebound in sales to the auto industry drove an 18% increase in materials processing applications in the fourth quarter on a sequential basis, although we still reported a 10% decline year-over-year,” said Gapontsev. “Sales for medical applications in the fourth quarter continued to gain momentum and grew by more than 250% year-over-year and 60% on a sequential basis. Telecom applications sales in the fourth quarter increased by only 9% year-over-year and by approximately 70% on a sequential basis, driven by demand in Russia for

IPGP Q4 Results/2
amplifier products for long haul, broadband access and cable TV. Despite advanced applications orders having been stable for the past two quarters, the timing of government sales in the fourth quarter led to a year-over-year and sequential decline for advanced applications, of 21% and 2%, respectively.”
“During the fourth quarter, we generated $16.7 million in cash from operations, lowered inventories by $6.3 million, repaid $9.8 million in bank debt and ended the quarter with $82.9 million in cash and cash equivalents, an increase of $31.6 million from year-end 2008,” said Gapontsev. “We also reduced capital expenditures to $10.5 million in 2009, which was significantly lower than our original target of $15 million, and positively contributed to our cash flow. For the fiscal year ended December 31, 2009, cash provided by operating activities was $54.4 million and cash used in investing activities totaled $10.6 million.”
Business Outlook and Financial Guidance
“IPG’s fourth quarter represented our second-consecutive quarter of double-digit sales growth on a sequential basis and the third-consecutive quarter that we have had a book to bill greater than one,” said Gapontsev. “We also have seen year-over-year growth in certain segments of our markets. While we remain cautious, these factors give us reason to be encouraged that we will see recovery in 2010. In addition, as our top-line and manufacturing absorption increases, we would expect to achieve improvements in margins and earnings.”
“As the markets begin to emerge from the recession, customers are seeking ways to be more efficient in how they manufacture their products,” said Gapontsev. “We believe the benefits and significant cost savings that IPG’s fiber laser solutions provide will continue to be recognized, enabling us to capitalize on new opportunities and strengthen our leadership position.”
For the first quarter of 2010, IPG Photonics expects revenues in the range of $48 million to $53 million. The Company anticipates earnings per diluted share in the range of $0.02 to $0.07 based on 47,006,000 common shares, which includes 45,849,000 basic common shares outstanding and 1,157,000 potentially dilutive options at December 31, 2009.
As discussed in more detail below, actual results may differ from this guidance due to various factors including but not limited to product demand, competition and general economic conditions. This guidance is subject to the risks outlined in the Company’s reports with the SEC, and assumes that exchange rates remain at present levels.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, February 23, 2010 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. Interested parties that are unable to listen to the live call may access an archived version of the webcast, which will be available for one year on IPG’s website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in a wide range of applications such as materials processing, advanced, telecommunications and medical applications. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.

IPGP Q4 Results/3
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, IPG’s book-to-bill in the fourth-quarter of 2009; expectations related to a recovery in 2010; its expectation for top-line and manufacturing absorption increases, improvement in margins and earnings; IPG’s ability to capitalize on new opportunities and strengthen its leadership position; and its EPS and revenue guidance for the first quarter of 2010. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of economic downturns; reduction in customer capital expenditures; potential order cancellations and push-outs and financial and credit market issues; the Company’s ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG’s products; effective management of growth; level of fixed costs from its vertical integration; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; inventory write-downs; foreign currency fluctuations; competitive factors, including declining average selling prices; building and expanding field service and support operations; uncertainties pertaining to customer orders; demand for products and services; development of markets for the Company’s products and services; and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on March 12, 2009) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPGP Q4 Results/4
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(in thousands, except per share data)
NET SALES	$54,293	$58,194	$185,894	$229,076
COST OF SALES	34,381	31,663	121,626	121,776

GROSS PROFIT	19,912	26,531	64,268	107,300

OPERATING EXPENSES:
Sales and marketing	4,300	3,315	15,157	13,900
Research and development	5,098	4,353	18,543	15,804
General and administrative	5,797	4,959	20,489	23,198
Loss (gain) on foreign exchange	47	(890)	1,022	(2,798)

Total operating expenses	15,242	11,737	55,211	50,104

OPERATING INCOME	4,670	14,794	9,057	57,196

OTHER (EXPENSE) INCOME, Net:
Interest expense, net	(229)	(305)	(1,252)	(777)
Other income (expense), net	223	(288)	(36)	145

Total other expense, net	(6)	(593)	(1,288)	(632)

INCOME BEFORE PROVISION FOR INCOME TAXES	4,664	14,201	7,769	56,564
PROVISION FOR INCOME TAXES	(1,507)	(4,746)	(2,485)	(18,111)

NET INCOME	3,157	9,455	5,284	38,453
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	35	395	(135)	1,799

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$3,122	$9,060	$5,419	$36,654

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.07	$0.20	$0.12	$0.82
Diluted	$0.07	$0.20	$0.12	$0.79
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	45,849	44,886	45,489	44,507
Diluted	47,006	46,337	46,595	46,223

IPGP Q4 Results/5
IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$82,920	$51,283
Accounts receivable, net	30,356	41,842
Inventories, net	52,869	72,555
Income taxes receivable	2,558	1,968
Prepaid expenses and other current assets	4,653	7,200
Deferred income taxes	7,987	6,175

Total current assets	181,343	181,023
DEFERRED INCOME TAXES	3,884	2,400
PROPERTY, PLANT, AND EQUIPMENT, Net	111,453	114,492
OTHER ASSETS	15,956	15,303

TOTAL	$312,636	$313,218

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$6,007	$19,769
Current portion of long-term debt	1,333	1,333
Accounts payable	5,620	7,739
Accrued expenses and other liabilities	21,189	17,988
Deferred income taxes	503	1,690
Income taxes payable	2,179	507

Total current liabilities	36,831	49,026

DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	2,567	2,896

LONG-TERM DEBT	16,667	17,997

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock	5	4
Additional paid-in capital	293,743	283,217
Accumulated deficit	(48,424)	(53,843)
Accumulated other comprehensive income	11,106	8,794

Total IPG Photonics Corporation stockholders’ equity	256,430	238,172
Noncontrolling interests	141	5,127

Total equity	256,571	243,299

TOTAL	$312,636	$313,218

IPGP Q4 Results/6
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,284	$38,453
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,172	15,834
Provisions for inventory, warranty & bad debt	10,597	7,902
Other	(333)	492
Changes in assets and liabilities that provided (used) cash:
Accounts receivable/payable	8,771	(10,733)
Inventories	6,356	(21,661)
Other	4,558	4,384

Net cash provided by operating activities	54,405	34,671

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(10,498)	(37,111)
Other	(141)	5,493

Net cash used in investing activities	(10,639)	(31,618)

CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	(13,795)	7,757
Long-term borrowings	(1,344)	(155)
Purchase of noncontrolling interests	(508)	(2,034)
Exercise of employee stock options and related tax benefit from exercise	3,415	4,959
Other	(48)	(75)

Net cash (used in) provided by financing activities	(12,280)	10,452

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	151	(194)

NET INCREASE IN CASH AND CASH EQUIVALENTS	31,637	13,311
CASH AND CASH EQUIVALENTS — Beginning of period	51,283	37,972

CASH AND CASH EQUIVALENTS — End of period	$82,920	$51,283

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$1,400	$1,778
Income taxes paid	$4,929	$11,751

Non-cash transactions:
Additions to property, plant and equipment included in accounts payable	$100	$1,216
Inventory contributed to unconsolidated affiliate	$247	$—
Purchase of noncontrolling interests in exchange for Common Stock	$3,027	$—
Equipment contributed as investment in affiliates	$—	$298